Exhibit 99.1

Industrial Services of America, Inc.

Announces 2016 Operating Results, Conclusion of Strategic Review Process and Amended Credit Facility

LOUISVILLE, KY (March 31, 2017) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-K for the year ended December 31, 2016.

In addition to announcing an improved net loss from continuing operations, the Company also announced the conclusion of the Company’s special committee and related strategic review, as well as an amendment to the Company’s existing line of credit.

Our core business is now focused on the metal recycling industry. During 2016, we announced that the Company formed a special committee of independent board members to evaluate various growth and strategic options.  During the first quarter of 2017, the special committee concluded its work and reported to the Board.  The Board accepted the special committee's recommendation to focus on returning our core recycling business to profitability.  We intend to do this by increasing efficiencies and productivity while evaluating various options which may include operating the Company's auto shredder.  We will also remain alert for possible strategic partnerships, joint ventures and mergers/acquisitions.  Also, on March 31, 2017, the Company entered into an amended credit facility with MidCap Business Credit, LLC, which extended the maturity date of the Company's line of credit until February 28, 2020 and increased the line of credit from $6.0 million to $8.0 million, subject to the satisfaction of certain borrowing base restrictions.

Despite challenges in the metal recycling industry that continued during 2016, ISA reduced its net loss from continuing operations by 64% for the year ended December 31, 2016 when compared to the year ended December 31, 2015.

	For the year ended
	12/31/2016	12/31/2015
	(in thousands)
Revenue	$36,505	$46,180
Net loss from continuing operations	(3,230)	(9,085)

This improvement in operating performance was largely due to improvements in the metal commodity markets from 2015 to 2016.

Todd Phillips, President and Chief Financial Officer of ISA commented, “I’m very excited about the conclusion of the Company’s strategic review process and the Board’s decision to focus on our core business.  The entire ISA team is highly motivated to return the Company to profitability.  We are also pleased with MidCap’s continued confidence in the team and look forward to continuing the partnership.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

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About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

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